Filed Pursuant to Rule 424(b)(3) and Rule 424(c)
Registration No. 333-156556

May 4, 2009

PROSPECTUS SUPPLEMENT NO. 5

5,929,212 SHARES OF COMMON STOCK

ANTIGENICS INC.

This prospectus supplement amends the prospectus dated March 18, 2009 (as supplemented on April 15, 2009, April 17, 2009, April 22, 2009, and April 27, 2009) that relates to the issuance of up to 5,929,212 shares of our common stock, par value $0.01 per share (“common stock”), issuable upon the conversion of 5,250 shares of Series B2 Convertible Preferred Stock, par value $0.01 per share (“Series B2 Convertible Preferred Stock”). If the shares of Series B2 Convertible Preferred Stock are converted through payment of cash consideration, if at all, we will receive the cash from such conversion.

This prospectus supplement is being filed to include the information set forth in the Current Reports on Form 8-K filed on May 4, 2009, April 30, 2009 and April 29, 2009, which are set forth below. This prospectus supplement should be read in conjunction with the prospectus dated March 18, 2009, Prospectus Supplement No. 1 dated April 15, 2009, Prospectus Supplement No. 2 dated April 17, 2009, Prospectus Supplement No. 3 dated April 22, 2009, and Prospectus Supplement No. 4 dated April 27, 2009, which are to be delivered with this prospectus supplement.

Our common stock is quoted on The NASDAQ Capital Market (“NASDAQ”) under the ticker symbol “AGEN.” On May 1, 2009, the last reported closing price per share of our common stock was $0.73 per share.

Investing in our securities involves a high degree of risk. Before investing in any of our securities, you should read the discussion of material risks in investing in our common stock. See “Risk Factors” on page 1 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

THE DATE OF THIS PROSPECTUS SUPPLEMENT NO. 5 IS May 4, 2009

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

April 28, 2009

Date of Report (Date of earliest event reported)

ANTIGENICS INC.

(Exact name of registrant as specified in its charter)

DELAWARE	000-29089	06-1562417
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 Forbes Road Lexington, MA	02421
(Address of principal executive offices)	(Zip Code)

781-674-4400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Other Events

On April 28, 2009, Antigenics Inc. entered into Amendment No. 2 to Master Services Agreement dated May 24, 2007, as amended, between Antigenics Inc. and Raifarm Limited extending the term of the agreement through April 30, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANTIGENICS INC.
Date: May 4, 2009
	By:	/s/ Garo H. Armen
Garo H. Armen
Chairman and CEO

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

April 28, 2009

Date of Report (Date of earliest event reported)

ANTIGENICS INC.

(Exact name of registrant as specified in its charter)

DELAWARE	000-29089	06-1562417
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 Forbes Road Lexington, MA	02421
(Address of principal executive offices)	(Zip Code)

781-674-4400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On April 30, 2009, Antigenics Inc. announced that on April 28, 2009 it received notification from The NASDAQ Stock Market indicating that Antigenics has fully complied with the decision of a NASDAQ Listing Qualifications Panel (the “Panel”), previously received on March 25, 2009, in which the Panel determined to continue the company’s listing on NASDAQ provided the company demonstrate compliance with all applicable listing standards by June 22, 2009. The company successfully satisfied this condition and this matter is now closed.

The full text of the press release issued in connection with the announcement is being furnished as Exhibit 99.1 to this current report on Form 8-K.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

The following exhibit is furnished herewith:

99.1    Press Release dated April 30, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANTIGENICS INC.

Date: April 30, 2009	By:	/s/ Garo H. Armen
Garo H. Armen
Chairman and CEO

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Press Release dated April 30, 2009

Exhibit 99.1

Antigenics Regains NASDAQ Compliance

NEW YORK—(BUSINESS WIRE)—April 30, 2009—Antigenics Inc. (NASDAQ: AGEN) today announced that on April 28, 2009 it received notification from The NASDAQ Stock Market indicating that Antigenics has fully complied with the decision of a NASDAQ Listing Qualifications Panel (the “Panel”), previously received on March 25, 2009, in which the Panel determined to continue the company’s listing on NASDAQ provided the company demonstrate compliance with all applicable listing standards by June 22, 2009. The company successfully satisfied this condition and this matter is now closed.

About Antigenics

Antigenics (NASDAQ: AGEN) is a biotechnology company working to develop treatments for cancers and infectious diseases. For more information, please visit www.antigenics.com.

CONTACT:

Antigenics Inc.

Media:

Sunny Uberoi, 212-994-8206 or 917-443-3325

or

Investors:

Robert Anstey, 800-962-2436

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

April 29, 2009

Date of Report (Date of earliest event reported)

ANTIGENICS INC.

(Exact name of registrant as specified in its charter)

DELAWARE	000-29089	06-1562417
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 Forbes Road Lexington, MA	02421
(Address of principal executive offices)	(Zip Code)

781-674-4400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On April 29, 2009, Antigenics Inc. announced that Oncophage® (vitespen) has been granted orphan drug status for the treatment of glioma (brain cancer) by the US Food and Drug Administration. In March, the European Medicines Agency granted a similar designation for Oncophage.

The full text of the press release issued in connection with the announcement is being furnished as Exhibit 99.1 to this current report on Form 8-K.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

The following exhibit is furnished herewith:

99.1 Press Release dated April 29, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANTIGENICS INC.

Date: April 29, 2009	By:	/s/ Garo H. Armen
Garo H. Armen
Chairman and CEO

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Press Release dated April 29, 2009

Exhibit 99.1

FDA Grants Orphan Drug Designation to Oncophage for the Treatment of Glioma

NEW YORK—(BUSINESS WIRE)—April 29, 2009—Antigenics Inc. (NASDAQ: AGEN) today announced that Oncophage® (vitespen) has been granted orphan drug status for the treatment of glioma (brain cancer) by the US Food and Drug Administration (FDA). In March, the European Medicines Agency (EMEA) granted a similar designation for Oncophage.

“Glioma is such an aggressive and challenging cancer that when patients are diagnosed with recurrence of this life threatening disease, they rarely live beyond six months,” said Andrew T. Parsa, MD, PhD, associate professor in the department of neurological surgery at the University of California, San Francisco, and lead investigator of a Phase 2 trial evaluating Oncophage in glioma. “Given the poor survival rates, the medical community needs new treatment options, and I am hopeful of the potential for Oncophage to significantly improve clinical outcomes in this patient population.”

As announced in November 2008, final data from a Phase 1, investigator-sponsored trial conducted at the Brain Tumor Research Center at the University of California, San Francisco, showed that Oncophage vaccination following brain cancer surgery increased overall median survival to approximately 10.5 months, with four patients surviving beyond 12 months and one patient surviving almost 2.5 years. This is compared to a historical median survival of only 6.5 months postsurgery. Phase 2 results are expected to be presented later this year.

Orphan Drug Designation in the United States

In the United States, the Orphan Drug Act provides for the orphan drug designation, which aims to encourage the development of drugs involved in the diagnosis, prevention or treatment of a medical condition affecting fewer than 200,000 people in the country. Orphan drug designation entitles Antigenics to seven years of market exclusivity for Oncophage in the treatment of glioma patients in the event of market approval for this indication. Additional incentives for orphan drug development include tax credits related to development expenses, reduction in FDA user fees and FDA assistance in clinical trial design.

About Oncophage

In April 2008, Oncophage was approved in Russia for the adjuvant treatment of kidney cancer patients at intermediate-risk for disease recurrence. In October 2008, Antigenics submitted a marketing authorization application to the EMEA requesting conditional approval for Oncophage in earlier-stage, localized renal cell carcinoma.

Derived from each individual’s tumor, Oncophage contains the ‘antigenic fingerprint’ of the patient’s particular cancer and is designed to reprogram the body’s immune system to target only cancer cells bearing this fingerprint. Oncophage is intended to leave healthy tissue unaffected and limit the debilitating side effects typically associated with traditional cancer treatments such as chemotherapy and radiation therapy. Oncophage has been studied in Phase 3 clinical trials for the treatment of kidney cancer and metastatic melanoma and is currently being investigated in a Phase 2 trial in recurrent glioma.

Oncophage has also received fast track and orphan drug designations from the U.S. Food and Drug Administration for both kidney cancer and metastatic melanoma.

In April 2009, the World Vaccine Congress named Oncophage the best therapeutic vaccine.

About Brain Tumors

Glioma is the most common type of brain tumor and is currently a fatal disease impairing areas such as thinking, personality and movement. The National Cancer Institute estimates that about 19,000 cases are diagnosed every year in the United States and, according to historical estimates, the median survival of patients with previously treated glioma is typically three to six months.

About Antigenics

Antigenics (NASDAQ: AGEN) is a biotechnology company working to develop treatments for cancers and infectious diseases. For more information, please visit www.antigenics.com.

This press release contains forward-looking statements, including statements regarding the potential impact of FDA orphan drug designation, the timing of presenting data, and the development, clinical and commercial potential of Oncophage. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these forward-looking statements. These risks and uncertainties include, among others, that Oncophage may not be approved for sale outside of Russia and, regardless of approval, may not succeed commercially; that orphan drug status may not be maintained in the event of legislative changes or introduction of a more efficacious product in this disease category; and the factors described in the company’s periodic filings with the Securities and Exchange Commission. Please see the factors described under the Risk Factors section of our Annual Report on Form 10-K filed with the Securities and Exchange Commission for the period ended December 31, 2008, for a more complete discussion of these and other risk factors. The grant of orphan designation by the FDA does not assure rapid regulatory decision-making or approval. Antigenics cautions investors not to place considerable reliance on the forward-looking statements contained in this press release. These statements speak only as of the date of this document, and Antigenics undertakes no obligation to update or revise the statements. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Antigenics’ business is subject to substantial risks and uncertainties, including those identified above. When evaluating Antigenics’ business and securities, investors should give careful consideration to these risks and uncertainties.

CONTACT:

Antigenics Inc.

Robert Anstey, 800-962-2436

Investor Relations

ir@antigenics.com

or

Sunny Uberoi, 212-994-8206

Corporate Communications

suberoi@antigenics.com